Exhibit 99.1

	CONTACT:	Anne Pace
(508) 293-7932
FOR IMMEDIATE RELEASE		pace_anne@emc.com

EMC NAMES FORMER MICROSOFT CFO

MICHAEL W. BROWN TO BOARD OF DIRECTORS

HOPKINTON, Mass. – August 22, 2005 – EMC Corporation (NYSE:EMC), the world leader in information management and storage, today announced the election of Michael W. Brown to its board of directors. Mr. Brown is the former chief financial officer of Microsoft Corporation, where he was responsible for the company’s worldwide information technology, manufacturing and operations, finance and business development organizations. The addition of Mr. Brown expands the number of EMC board members to eleven.

Mike Ruettgers, Chairman of EMC’s Board of Directors, said, “The addition of Mike strengthens the expertise and expands the breadth of EMC’s board. Mike is a leader in the financial industry and helped lead one of the most valuable, sustained growth companies in all of technology through many important financial, investment and business achievements. Mike’s experience will be valuable as EMC continues to expand its portfolio and open up new market opportunities.”

Most recently, Mr. Brown served as chairman of the NASDAQ Stock Market board of directors and as a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its treasurer and became its chief financial officer in 1993, where he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. He holds a bachelor of science degree in Economics from the University of Washington.

Mr. Brown serves on several boards including Administaff, Inc. (NYSE:ASF), 360networks, FatKat, Inc., Pipeline Trading Systems, and DayJet Corporation. He is a member of the Thomas Weisel Partners Advisory Board, the University of Washington Business School Advisory Board, and the Particle Economics Research Institute.

Five independent directors have joined EMC’s board since Ruettgers was named chairman in 2001. In addition to Mr. Brown, Olli-Pekka Kallasvuo, Executive Vice President and General Manager of Mobile Phones at Nokia, joined the board in 2004. David Strohm, a general partner with Greylock Partners, joined in 2003. Gail Deegan, former Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, joined in 2002, and Windle Priem, former President and Chief Executive Officer of Korn/Ferry International, became a director in 2001.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

For more information about EMC’s corporate governance practices, visit www.EMC.com/about/governance.